Exhibit 5.1

Dykema Gossett PLLC Suite 300 39577 Woodward Avenue Bloomfield Hills, Michigan 48304 WWW.DYKEMA.COM Tel: (248) 203-0700 Fax: (248) 203-0763

January 31, 2011

Geotag Inc.

555 Republic Drive, Suite 200

Plano, Texas 75074

Ladies and Gentlemen:

We have acted as special counsel to Geotag Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-1, File No. 333-170565 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of:

(a) 250,000 newly issued shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Primary Shares”). The Primary Shares are to be sold by the Company pursuant to an underwriting agreement between the Company and the Underwriter named therein (the “Underwriting Agreement”), the form of which has been filed as Exhibit 1.1 to the Registration Statement.

(b) Up to 37,500 newly issued shares of Common Stock pursuant to an option granted by the Company to the Underwriter (the “Option Shares”).

(c) Up to 14,375 warrants for Common Stock (the “Warrants”) to be is issued to the Underwriter as provided in the Underwriting Agreement.

(d) Up to 14,375 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

(e) 20,913,126 shares of Common Stock offered for resale by certain selling stockholders of the Company listed in the selling stockholder table of the Resale Prospectus included in the Registration Statement (the “Secondary Shares”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

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Geotag Inc.

January 31, 2011

(a) a specimen certificate representing the Common Stock;

(b) a specimen certificate representing the Warrants;

(c) the Registration Statement;

(d) the Certificate of Incorporation of the Company;

(e) the Bylaws of the Company; and

(f) form of Underwriting Agreement.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1) The Primary Shares have been duly authorized and, when issued and sold as contemplated in the Registration Statement, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

(2) The Option Shares have been duly authorized and, if and to the extent the option to purchase the Option Shares is exercised, when and to the extent issued and sold as contemplated in the Registration Statement, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

(3) The Warrants constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms.

(4) The Warrant Shares have been duly authorized and, when and to the extent issued, delivered and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

(5) The Secondary Shares have been duly authorized, and are validly issued, fully paid, and non-assessable.

California | Illinois | Michigan | Texas | Washington D.C.

Geotag Inc.

January 31, 2011

The opinions set forth above are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of California and, to the extent relevant to the opinions expressed herein, the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Constitution of the State of Delaware, in each case as currently in effect, and reported judicial decisions interpreting such provisions of the DGCL and the Constitution of the State of Delaware. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein is given as of the date of effectiveness of the Registration Statement, and we undertake no obligation to supplement this letter if any applicable laws change after that date or if we become aware of any facts that might change the opinions expressed herein after that date or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

DYKEMA GOSSETT PLLC

/S/ DYKEMA GOSSETT PLLC

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